Exhibit 10.01

MASTER SUPPLIER AGREEMENT

This Master Supplier Agreement (the “Agreement”) is entered into this 15th day of December 2009 (“Effective Date”), by and between Snazzy Buys/Designer Liquidator (“Supplier”) and Daily Shades. (“Seller”).

WHEREAS, Supplier sells certain products (“Products”) which Daily Shades may, from time to time, wish to display for sale on its website (http://www.Daily Shades.com) (the “Site”); and

WHEREAS, Daily Shades and Supplier wish by this Agreement to specify terms and conditions regarding Daily Shades and Supplier’s respective rights and obligations with respect to the display and sale of Products on the Site;

NOW THEREFORE, in consideration of the promises, mutual covenants and other terms and conditions contained herein, the parties agree as follows including exhibits A and B:

1. Daily Shades Responsibilities.

1.1 Operate the Site using commercially reasonable efforts to maintain greater than 99% uptime.

1.2 Permit the display of Products for sale on the Site, subject to Daily Shades sole approval. Daily Shades reserves the right to remove any Product from the Site at any time for any or no reason and without notice.

1.3 Establish the price at which the Products will be posted on the Site (the “Site Price”) in Daily Shades sole discretion.

1.4 Assume the credit risk on all transactions.

1.5 Pay all credit card transaction fees.

1.6 Handle primary customer service for questions related to the Products.

1.7 Pay Supplier the negotiated cost (“First Cost”) per Product.

1.8 Remit monthly payments within 2 business days of the 1st of each month for Product sold, subject to offsets. Payments shall be made net 30 from shipment confirmation date.

2. Supplier’s Responsibilities.

2.1 RESERVED.

2.2 RESERVED

2.3 If applicable, input Product warranty information as required by law.

2.4 Maintain sufficient inventory of Product as specified by Daily Shades and as agreed to by Supplier.

2.5 Respond to all Daily Shades inquiries within 1 business day and resolve all inquiries within 2 business days.

2.6 Remove all unapproved marketing information from all Products and packaging. Failure to comply with this provision may result in immediate removal of all Products from the Site.

2.7 RESERVED

2.8 Where Supplier has requested and Daily Shades has agreed in writing that Supplier may ship Products with a carrier other than ODC, Supplier will pay its carrier of choice directly for all shipping charges. Supplier’s carrier must offer expedited and trackable shipping. When Daily Shades requests expedited shipping it will reimburse Supplier 90% of the standard, undiscounted, published rate for such shipping. Supplier’s carrier must offer trackable shipping for delivery to Post Office Boxes, APO and FPO.

2.9 Pay all of the applicable General Costs and Fees specified in Schedule A, each of which Daily Shades reserves the right to offset against Supplier’s monthly payments.

2.10 From time to time, Daily Shades offers special promotions (e.g., “% off sale” or “free shipping”). Supplier will have the opportunity to participate in special promotions. By participating in special promotions Supplier must agree in advance to bear its individual cost of each special promotion. Supplier shall bear the cost directly or have it deducted from Supplier’s monthly payments. All promotions are optional and planned in advance.

2.11 Supplier must notify Daily Shades of any discrepancies or claims for payment by email (Daily Shades@gamil.com) within 90 days of the date Daily Shades paid Supplier for the Product. If Supplier fails to do so, Supplier will be deemed to have waived any such claim and will be barred from making any claim thereafter.

3. Return of Products.

3.1 Daily Shades, in its sole discretion, determines how to process Product returns. Daily Shades arranges, coordinates, processes, handles and manages (“Process” or “Processes”) the return of most Products.

3.2 For all returns that Daily Shades Processes, Daily Shades will deduct and offset the applicable Returns Costs and Fees and remit the applicable Returns Recovery Revenue as specified in Schedule A.

3.3 Products damaged in transit from Supplier to Daily Shades will be returned at Suppliers cost.

3.4 All Products which are damaged in transit or not the item the customer ordered will be returned directly to Daily Shades.

3.5 All Products which are returned to Daily Shades and are defective or cannot be restocked will be (i) returned to Supplier or (ii) disposed of in Daily Shades sole discretion.

3.6 In the event of Product failure, Supplier will be solely responsible for all costs and fees related to the return of such failed Product. Product failure means a Product that fails within an unreasonable amount of time after receipt by the customer, regardless of Daily Shades customer return policy, in Daily Shades sole discretion. A Product failure will be treated as a non-buyer’s remorse return, and Supplier will be responsible for all applicable fees as outlined in Schedule A.

3.7 Other than the standard Return Processing Fee and Supplier to Daily Shades shipping cost, Supplier will not be charged any other Returns Costs & Fees or receive any Returns Recovery Revenue (as defined in Schedule A) for late buyer’s remorse returns; where late means a Product not received by Daily Shades within the time-frame in which a customer can receive a full refund as specified on the Site, plus 15 days

3.8 Daily Shades reserves the right to apportion other return costs and fees to Supplier in Daily Shades reasonable discretion in addition to those costs and fees outlined in Schedule A.

4. Term and Termination.

4.1 This Agreement becomes effective on the Effective Date and continues until terminated as set forth herein.

4.2 Either party may terminate this Agreement with or without cause upon 30 days prior written notice.

4.3 Upon termination by either party, all Product delivery and all payment obligations remain in effect until satisfied.

5. Insurance. Supplier shall obtain and maintain, at its own expense, commercial general liability insurance limits in the amount of $1,000,000 per occurrence / $2,000,000 aggregate. with this paragraph upon request.

6. Indemnification.

6.1 Supplier shall, at its own cost and expense, indemnify, defend and hold harmless Daily Shades, its affiliates, employees, officers, directors and agents from and against any and all allegations (even though such allegations may be false, fraudulent or groundless) asserted in any claim, action, lawsuit, investigation or proceeding, whether actual or alleged (“Claims”) arising out of or related in any way to:

6.1.1 a breach by Supplier of any obligation, representation or warranty set forth in this Agreement;

6.1.2 claims of infringement, misuse, dilution, misappropriation or other violation of any patent, trademark, service mark, trade name, trade dress, copyright, trade secret, domain name, right of publicity or other intellectual property right in any way related to the Products;

6.1.3 the death of or injury to a person, damage to any property or any other damage or loss, by whomever suffered, resulting from or claimed to result in whole or in part in any way related to the Products; including, without limitation Claims related to faulty or defective construction, packaging, installation, repair, display, service or design of such Products;

6.1.4 the failure of such Products to comply with any express or implied warranties

6.1.5 the packaging, tagging, labeling, advertising, packing, shipping and/or delivery of such Products;

6.1.6 the failure to warn or to provide adequate warnings and/or instructions related to the use, assembly, service or installation of such Products; and

6.1.7 violation by Supplier (or its affiliates, subsidiaries, subcontractors, suppliers or representatives) in the manufacture, possession, use, distribution or sale of Products contrary to federal, state or local law, regulation, ordinance, administrative order or rule of the United States (including, but not limited to those rules and regulations of the Federal Trade Commission, the U.S. Postal Service, the Consumer Product Safety commission and the Federal Communications Commission) or any other country in which Products are produced or delivered (“Laws”), including Laws passed, promulgated or effectuated after the Effective Date of this Agreement.

6.2 Daily Shades will promptly notify Supplier of all Claims. Supplier’s choice of counsel shall be reasonably satisfactory to Daily Shades. Supplier shall have sole control over the defense of all Claims; except that Supplier shall not settle or compromise Claims that impair or impose any obligation on Daily Shades without Daily Shades prior written consent. Daily Shades may participate in the defense of all Claims with counsel of its own choice at its own expense. In the event Claims implicate indemnification obligations of more than 1 Supplier in a single lawsuit, Supplier shall cooperate in providing aggregate multi-party indemnification.

7. Warranties. Supplier makes the following warranties regarding all Products:

7.1 All Products are genuine and authentic Products of the brands represented and are not counterfeit, replicas, imitations, lookalikes, copies, knock-offs or fakes.

7.2 Unless otherwise specified in writing, all Products are new, first-quality merchandise and are free from all material defects in workmanship and design.

7.3 The Products do not infringe the intellectual property rights of third parties.

7.4 Supplier owns, licenses and/or has the right to grant and extend the licenses set forth in Section 8.

7.5 All documentation provided in connection with the Products is materially accurate.

7.6 All Products are sold free and clear of all liens and encumbrances.

7.7 The Products are not subject to any import quota restriction, rule or regulation preventing or forbidding the importation, use, promotion, sale or resale of the Products, or any duty, tariff or penalty in connection therewith.

7.8 All Products, including the production, sale, packaging, labeling, safety, testing, importation and transportation thereof, and all representations and advertising are in compliance with all applicable Laws. If not in compliance, Supplier will not offer Products on the Site. If Supplier receives notice of non-compliance of any Law, Supplier will immediately notify Daily Shades. Supplier has an affirmative duty to inform Daily Shades of any and all Laws affecting the Products.

8. Publication Rights.

8.1 Except as otherwise permitted by law, Supplier grants Daily Shades a nonexclusive, royalty free, worldwide, revocable license to use, reproduce, sublicense, display, distribute and publish the trademarks, service marks, trade names, trade dress, copyrights and rights of publicity associated with the Products for the limited purpose of marketing, promoting or selling the Products through any promotional, advertising or distribution channels, including, without limitation print, television, radio and/or Internet.

8.2 Supplier grants Daily Shades a perpetual, nonexclusive, royalty free, worldwide, irrevocable right and license to use, reproduce, perform, sublicense, display, distribute, publish, adapt, modify, reformat, create derivative works of, with or without attribution, in and to any and all images, photographs, text, copy, content, descriptions, submissions, video, audio, advertisements, and any other material submitted by Supplier to Daily Shades (collectively “Materials”) which relate in any way to the Products.

8.3 Notwithstanding anything to the contrary, nothing in this Agreement will prevent or impair Daily Shades right to use the Materials or sell Products without a license or permission as permitted under applicable law (e.g., fair use and first sale doctrine under copyright law, referential use under trademark law, or a valid license from a third party).

9. Lowest Site Price. Daily Shades strives to have the best price on the Internet. If the Site Price is not at least as low as the lowest total price anywhere online, Daily Shades may immediately remove the Product from the Site.

10. Designed Product Exclusivity. Supplier agrees that it shall not sell any Product created, developed or intended exclusively for Daily Shades or created or developed by Supplier at Daily Shades request through any online market, channel or source other than the Site during the Term and for a period of 12 months from the expiration or termination of this Agreement without Daily Shades prior written consent. This being said exclusivity must be agreed to on a product by product basis.

11. Recoupment & Setoff. Supplier acknowledges and agrees that Daily Shades may, at any time, recoup, setoff and withhold any amount from Supplier monthly payments if (i) Supplier owes Daily Shades money; (ii) in Daily Shades reasonable judgment, Supplier is or will be obligated to indemnify, defend or hold Daily Shades harmless; (iii)Supplier breaches any provision of this Agreement; (iv) Daily Shades receives legal notice from a third party claiming a right to Supplier’s money; and/or (v) this Agreement expires or is terminated (in which case, Daily Shades will withhold payment from Supplier to cover costs and fees related to returns which may accrue beyond termination for a period not to exceed 90 days).

12. Confidentiality. During the Term of this Agreement, Daily Shades may disclose to Supplier Confidential Information. “Confidential Information” means all information regarding Daily Shades that is not generally known to the public and that Daily Shades deems confidential. Supplier will treat such Confidential Information as confidential and proprietary both during the Term and after the Term for the greater of a period of three (3) years or the maximum period permitted by law. Supplier agrees to: (a) not use the Confidential Information for any purpose other than in performing its obligations as set forth in this Agreement; (b) take reasonable precautions to maintain the confidentiality of the Confidential Information; and (c) not disclose or otherwise furnish the Confidential Information to any third party other than Supplier’s employees who have a need to know the Confidential Information to perform Supplier’s obligations under this Agreement, provided such employees are contractually obligated to Supplier to maintain the confidentiality of Daily Shades Confidential Information. Supplier agrees to be responsible for the violation of this clause by its employees and anyone to whom it discloses Daily Shades Confidential Information. All Confidential Information supplied by Daily Shades is supplied “as is” without express or implied warranties of any kind. Daily Shades further disclaims the accuracy and completeness of the Confidential Information. Upon the termination or expiration of this Agreement, Supplier shall return or destroy all Confidential Information in Supplier’s possession.

13. Intellectual Property Ownership. Daily Shades retains all rights in its Confidential Information, Customer Contact Information, trademarks, trade dress, copyrights, patents, trade secrets, ideas, images and other intellectual property rights (the “Daily Shades IP”). Daily Shades owns all right, title and interest in and to the Daily Shades IP. Nothing herein shall be construed as a grant, conveyance, license, sale or transfer to Supplier of any of the Daily Shades IP. Supplier shall not use, publish, display, disseminate or copy the Daily Shades IP. Supplier agrees and acknowledges that all goodwill associated with or arising out of the Daily Shades IP shall exclusively inure to the benefit of Daily Shades.

14. Customer Contact Information. All information (including but not limited to name, address, telephone number, email, purchase history, payment method and browsing history) in any way related to a customer is Daily Shades Confidential Information. Supplier agrees it will not, nor will it cause a third party, to contact any customer without the express written consent of Daily Shades.

15. European Customer Data Information. If Supplier ships internationally and receives international customer contact information, Supplier will process all of Daily Shades customers’ personal data with at least the same level of privacy protection as set forth in the Safe Harbor Privacy Principles as established by the U.S. Department of Commerce and approved by the European Commission.

16. Limitation of Liability. EXCEPT FOR SUPPLIER’S INDEMNIFICATION OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, SPECIAL, PUNITIVE, INDIRECT OR INCIDENTAL DAMAGES, INCLUDING BUT NOT LIMITED TO ANY DAMAGES RESULTING FROM THE LOSS OF USE OR PROFITS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN AN ACTION BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER LEGAL THEORY, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

17. Notices. Any notice or other communication required or permitted herein shall be given in writing and may be delivered in person, by email, facsimile, Certified or Registered Mail (postage prepaid and return receipt requested) or express courier (e.g., Federal Express overnight delivery) to the addresses and/or facsimile numbers specified on the signature page of this Agreement.

18. Assignment. Neither party may assign, transfer or otherwise delegate this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party; provided, however that either party may, without obtaining the other party’s consent, assign this Agreement (i) to any entity affiliated with such assigning party, or (ii) in connection with a transfer of substantially all of the assets of such assigning party’s business. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective representatives, successors and permitted assigns.

19. Waiver. Any failure or delay by Daily Shades to enforce or exercise any right or privilege permitted herein shall not operate as a waiver of any such right or privilege or operate as a waiver of any subsequent exercise of such right or privilege.

20. Modifications, Alterations & Amendments. Except for modifications, alterations or amendments to Schedule A, any modifications, alterations or amendments to this Agreement may only be modified, altered or amended in writing, signed by both parties.

21. Severability. The holding of any provision of this Agreement to be void, invalid or unenforceable shall not affect the validity of the other provisions of this Agreement.

22. Survival. The provisions of this Agreement relating to payment of fees; right of offset; confidentiality; disclaimers; warranties; limitation of liability; indemnification; law, jurisdiction and venue; severability; attorney fees and this paragraph shall survive any termination or expiration of this Agreement.

23. Law; Jurisdiction & Venue. This Agreement shall be construed, governed and enforced in accordance with the laws of the State of Florida. The parties agree that any legal action between them arising out of or in connection with this Agreement shall be commenced and maintained only in the state or federal courts located in Hillsborough County, FL and that such courts shall have exclusive jurisdiction of and shall provide the exclusive venue for any such action. SUPPLIER AGREES THAT IT IS PERSONALLY SUBJECT TO AND HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT IT WILL NOT CONTEST THE JURISDICTION, VENUE OR CONVENIENCE OF SUCH COURTS.

24. Entire Agreement. This Agreement, Schedule A and any duly executed amendments and/or addendums constitute the complete and entire statement of all terms, conditions and representations of the agreement and understanding between Supplier and Daily Shades with respect to the subject matter set forth herein.

25. Relationship of the Parties. The relationship between the parties hereunder is not an employment relationship, joint venture or partnership. Neither Daily Shades nor Supplier has authority to act on behalf of the other or to bind the other by any promise or representation unless specifically authorized in writing.

26. Tax. Each party agrees to pay, collect, calculate, remit and be responsible for its respective applicable sales, use, value-added and other taxes (“Taxes”) arising out of this Agreement. Daily Shades will collect and remit Taxes to the appropriate taxing authorities only in those jurisdictions where Daily Shades has tax nexus. Supplier agrees to indemnify, defend and hold harmless Daily Shades from any tax imposed or assessed on Daily Shades which is legally payable by Supplier.

27. Non-Solicitation. During the Term, and for a period of 6 months after the expiration or termination of this Agreement, neither party will, directly or indirectly, solicit or employ any person who was employed by the other party during the Term. Notwithstanding anything to the contrary, this non-solicitation provision shall not restrict either party from soliciting or employing a former employee of the other party who has not been an employee of the other party for at least 6 months.

28. Attorney Fees. The prevailing party to any dispute arising out of this Agreement shall be entitled to recover its reasonable attorney fees (including in-house counsel fees at customary rates) and costs, in addition to any other relief as the court may award.

29. Counterparts. This Agreement may be signed in separate counterparts, which when placed together constitute one original binding document.

30. Third Party Beneficiaries. Nothing in this Agreement is intended; nor shall any provision be construed to benefit any third party.

IN WITNESS WHEREOF, Daily Shades and Supplier have caused this Agreement to be executed by their duly authorized representatives identified below as of the Effective Date.

DAILY SHADES.
/s/ Sean M. Lyons
Daily Shades Authorized Signature (Required)
Sean M. Lyons
Name (Print)
Daily Shades Contact Information
Partner Program Contact dailyshades@gmail.com
Accounting Contact dailyshades@gmail.com
Customer Service Contact dailyshades@gmail.com
Telephone Number (813) 765 7319
Facsimile (813) 388 4430
SUPPLIER: SNAZZY BUYS/DESIGNER/LIQUIDATOR
SUPPLIER’S ADDRESS: 20711 Sterlington Drive, Land O’Lakes Florida 34638

/s/ Marilyn Philips
Supplier Authorized Signature (Required)
Marilyn R. Philips
Name (Print)
President
Title
Supplier Contact Information (Required)
Primary Contact
Accounting Contact
Customer Service
Technical Contact
Telephone Number
Facsimile

SCHEDULE A TO MASTER SUPPLIER AGREEMENT
Costs, Fees & Revenue Recovery

This Schedule A is attached to and incorporated into the Master Supplier Agreement. Supplier agrees that Schedule A may be modified, altered or amended by Daily Shades at any time. In the event there is any modification, alteration or amendment to Schedule A, Daily Shades will notify Supplier 30 days in advance of any changes taking effect. Supplier’s continued acceptance of orders 30 days after notice was sent will constitute Supplier’s assent to the modified, altered or amended terms. In the event Supplier does not agree to the modifications, alterations or amendments to Schedule A, Daily Shades or Supplier may terminate the Agreement in accordance with its terms.

DESCRIPTION COST/FEE

General Costs & Fees
• Failure to expedite expedited orders $20
• Failure to ship a Product which results in a cancellation (“Short-Ship”) $20
• Failure to transmit a valid tracking number to Daily Shades when the order is ship-confirmed $10
• Failure to ship Product within Daily Shades specified time frame (typically 2 business days after receipt of the order for non-LTL items and 10 business days after receipt of the order for LTL items) $5
• If Supplier manages the sale of Products through a third-party Interface Cost Incurred by Daily Shades on Behalf of Supplier (varies by 3rd party interface)
• Accessorial charges to ODCA Actual Cost

Returns Costs & Fees1
• First Cost2 Actual First Cost
• Supplier to Customer Shipping Cost3 Estimated Shipping Cost
• Customer to Daily Shades/Supplier Shipping Cost4 Estimated Shipping Cost
• Daily Shades to Supplier Shipping Cost5 Estimated Shipping Cost
• Return Processing Fee6 See Returns Processing Fee Table below
• Return-Related Customer Service Cost See Customer Service Cost Table below
• Return Prevention Costs (credits issued to customers to prevent returns) Varies per transaction, subject to Daily Shades sole discretion

Returns Recovery Revenue
• Disposal Recovery7 See Disposal Recovery % Table
• Partial Refund Recovery8 Varies per return instance, subject to Daily Shades sole discretion
1 Daily Shades customer return policy is displayed on the Site and is subject to change without notice. Daily Shades reserves the right to make exceptions to its customer return policy on a case-by-case basis.
2 First Cost will be deducted from Supplier’s monthly payments if the Product is not restockable. “Restockable” means a Product returned to Daily Shades and such Product can be resold through the Site, in Daily Shades sole discretion. A Product returned directly to Supplier is not restockable.
3 Supplier to Customer Shipping Cost will be deducted from Supplier’s monthly payments in one of the following circumstances: 1) if the returned Product is restockable or 2) if the returned Product is not restockable and shipped via ODCA. Supplier to Customer Shipping Cost includes expedited shipping.
4 The Customer to Daily Shades/Supplier Shipping Cost will be deducted from Supplier’s monthly payments unless such Product is returned for a “buyer’s remorse reason,” in Daily Shades sole discretion. A “buyer’s remorse reason” is a return for any reason other than defective, damaged, wrong item, refused shipment, never delivered or arrived late. If Daily Shades makes an exception to its policy of requiring its customers to pay return shipping on a buyer’s remorse return, Daily Shades will deduct 50% of the Customer to Daily Shades/Supplier Shipping Cost from Supplier’s monthly payments.
5 The Daily Shades to Supplier Shipping Cost will be deducted from Supplier’s monthly payments when the Product is returned to Daily Shades and is subsequently returned to Supplier.
6 The Return Processing Fee will be deducted from Supplier’s monthly payments if Daily Shades Processes the return.
7 The Disposal Recovery is an estimated dollar amount based on historical recovery percentages of First Cost recovered by liquidating non-restockable Product. Disposal Recovery will be remitted to Supplier though Supplier’s monthly payments upon Daily Shades Processing the return. Per footnote 1, Daily Shades will deduct the First Cost of returned Product and remit to Supplier the estimated Disposal Recovery % in accordance with the Disposal Recovery % Table plus any amount Daily Shades deducts from the customer’s refund (e.g., Partial Refund Recovery) described in footnote 8.
8 In some return instances, Daily Shades withholds a portion of the customer’s refund. Amounts withheld from the customer by Daily Shades (except for amounts withheld for the original shipping charge and the cost of return shipping) will be remitted to the Supplier. If any amounts withheld from the customer refund are subsequently reversed, 50% of the amount remitted to the customer will be deducted from subsequent Supplier semi-monthly payments.

Schedule B
Suppliers Payment Structure

This Schedule B is attached to and incorporated into the Master Supplier Agreement. Supplier and Daily Shades agrees that Schedule B may be modified, altered or amended only by written request and both parties agreeing to changes. This request may only be done on a quarterly basis. In the event there is any modification, alteration or amendment to Schedule B, the request will be submitted 30 days prior to the end of the quarter. In the event either party does not agree to the modifications, alterations or amendments to Schedule B, Daily Shades or Supplier may terminate the Agreement in accordance with its terms.

Description

1. Supplier will be compensated at 15% over their cost of goods original purchase price.
2. Daily Shades will have access to Suppliers cost sheet upon request.
3. Daily Shades will be able to reject certain models at their discretion.
4. Supplier will be paid monthly for prior months sales.
5. Supplier must present Daily Shades with invoice within 3 business days of the first of the month for prior month.
6. Said invoice must be broken down by individual model to include Supplier’s cost and any additional cost incurred from Schedule A.
7. Daily Shades has 25 Days to remit payment in full.
8. If Daily Shades believes discrepancies exits they must be submitted in writing to Supplier within 5 business days of original invoice.
9. Payments not made in full will be subject to Suppliers late fees of 1.5% monthly.